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                                                                      EXHIBIT 11

                       HADCO CORPORATION AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
  FOR THE YEARS ENDED OCTOBER 26, 1996, OCTOBER 28, 1995, AND OCTOBER 29, 1994

                                                     1996              1995              1994
                                                  -----------       -----------       -----------
Primary:
     Net Income.................................  $32,016,720       $21,374,000       $ 9,943,000
                                                  ===========       ===========       ===========
     Average shares outstanding.................   10,244,814         9,805,624         9,861,110
     Add: Average common stock equivalents
       outstanding..............................    1,140,458         1,553,175         1,536,467
     Less: Shares assumed repurchased under the
       treasury stock method....................     (301,330)         (552,364)         (677,141)
                                                  -----------       -----------       -----------
          Total.................................   11,083,942        10,806,435        10,720,436
                                                  ===========       ===========       ===========
     Per share amount...........................  $      2.89       $      1.98       $       .93
                                                  ===========       ===========       ===========
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